Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Emerging Mexico Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 28, 1999.

Based on this evaluation, we assert that the Fund was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of February 28, 1999 with respect to securities and similar investments reflected in the investment account of the Fund.

The Emerging Mexico Fund, Inc.

By:



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Gonzalo de Las Heras, President



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Paul H. Schubert, Treasurer